                            ASSET PURCHASE AGREEMENT

          THIS AGREEMENT (the "AGREEMENT") is made as of December 19, 2000, by and between Allied Products Corporation, D.I.P., a Delaware corporation ("SELLER"), and Enprotech Corp., a Delaware corporation ("ENPROTECH"), either directly or through its assignee or assignees, as contemplated by Section 9.7 ("PURCHASER").

                                 R E C I T A L S

               (a) Seller is engaged directly and through its Verson division in, among other things, the business of developing, manufacturing and marketing, and providing after-market support, maintenance, repair, service, upgrades and enhancements to, and supplying spare parts for, mechanical and hydraulic presses, and developing, manufacturing and providing after-market support as aforesaid for presses incorporating electronic transfer feed technology (the "BUSINESS").

               (b)  Seller has experienced financial difficulty.

               (c) Seller has filed for protection under Chapter 11 of Title 11 (11 U.S.C Section 101 ET SEQ.) (the "BANKRUPTCY CODE") by filing a petition (the "PETITION") in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "COURT").

               (d) On the terms and subject to the conditions contained in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, as specified herein, certain assets, properties and rights relating to the Business.

                                   AGREEMENTS

          Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

          1.1. AGREEMENT TO PURCHASE AND SELL. At the Closing (as defined herein) on the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Purchased Assets (as defined herein). The Purchased Assets shall be sold to Purchaser free and clear of any liens, claims, obligations (including, without limitation, title claims and claims of taxing authorities), licenses, encumbrances, pledges, security interests or charges of any kind (collectively, "CLAIMS"), other than the Assumed Liabilities (as defined herein).

          1.2. ENUMERATION OF PURCHASED ASSETS. The assets, properties and rights of Seller used or held for use in the operation of the Business, which are set forth on SCHEDULE 1.2 shall constitute the "PURCHASED ASSETS".

          1.3. EXCLUDED ASSETS. Notwithstanding Sections 1.1 and 1.2 above, the Purchased Assets shall not include any assets of the Seller not related to the Business, including the assets of Seller listed on SCHEDULE 1.3 (collectively, the "EXCLUDED ASSETS").

                                   ARTICLE II

                            ASSUMPTION OF LIABILITIES

          2.1. AGREEMENT TO ASSUME. At the Closing on the terms and subject to the conditions contained in this Agreement, Seller shall assign to Purchaser and Purchaser shall assume and agree to discharge and perform in full promptly when due the liabilities and obligations (and only such liabilities and obligations) of Seller relating to the period from and after the Closing and set forth on
SCHEDULE 2.1 (the "ASSUMED LIABILITIES"). The liabilities and obligations of Seller set forth on SCHEDULE 2.1 (and only the liabilities and obligations set forth on SCHEDULE 2.1) shall constitute the Assumed Liabilities.

          2.2. EXCLUDED LIABILITIES. (a) Notwithstanding Section 2.1 (and without implication that Purchaser is assuming any liability not expressly excluded by this Section 2.2 and, where applicable without implication that any of the following would constitute Assumed Liabilities but for the provisions of this Section 2.2), all claims against and liabilities and obligations of Seller not specifically assumed by Purchaser pursuant to Section 2.1 are expressly not assumed by Purchaser. Such claims, liabilities and obligations of Seller, including without limitation those set forth in Section 2.2(b), are set forth on
Schedule 2.2 and are collectively referred to herein as the "EXCLUDED LIABILITIES."

               (b) Purchaser shall not assume any collective bargaining agreement of Seller or any obligation or liabilities arising thereunder or any Plan (as defined herein) or be responsible for any claim, obligation or liability relating to any Plan or relating to the employment or termination of employment of any employee, or former employee or other person providing services to Seller or any Affiliate of Seller, including without limitation, claims for wages, bonuses, commissions, accrued vacation, severance, or pension, welfare, continuation coverage under COBRA (as defined herein), fringe benefits or any other compensation or benefits of any kind.

          2.3. NO THIRD PARTY RIGHTS. The assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights.

                                  ARTICLE III

                  PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

          3.1. PURCHASE PRICE. The purchase price ("PURCHASE PRICE") of the Purchased Assets shall be equal to Twenty-One Million Five Hundred Thousand U.S. Dollars (US$21,500,000.00), less (a) the amount of any Assumed Liabilities set forth in item (b) of SCHEDULE 2.1, (b) any amounts paid pursuant to Section 9.11 and (c) Thirty Thousand US Dollars (US $30,000.00) in the event that the Burnside Steel Property (as defined herein) becomes an Excluded Asset as provided in Section 6.2(k); provided, however, that in no event shall Purchase Price be less than Eleven Million US Dollars (US $11,000,000.00).

          3.2. EARNEST MONEY DEPOSIT; INDEMNIFICATION ESCROW. (a) Purchaser shall, within one (1) business day after the later of (i) the date of the execution of this Agreement and (ii) the date of the entry of the Scheduling Order (as defined herein), deposit as security for its performance hereunder Eight Hundred Thousand U.S. Dollars (US$800,000.00) (the "EARNEST MONEY AMOUNT"), with La Salle Bank, N.A. as escrow agent (the "ESCROW AGENT"), such funds to be maintained by Escrow Agent and to be administered and payable in accordance with an escrow agreement substantially in the form of EXHIBIT A hereto ("ESCROW AGREEMENT"). If the Closing is consummated, the Earnest Money Amount, together with the interest earned thereon, shall be applied as a credit against the Purchase Price and will continue to be held in escrow following the Closing, to be used as provided in Section 3.2(b) of this Agreement. If the Closing is not consummated for the sole reason of Purchaser's material default under this Agreement, the Earnest Money Amount shall be remitted to Seller, as liquidated damages and as Seller's sole and exclusive remedy (in law or equity) against Purchaser for material breach of or material default under this Agreement or any agreement delivered in connection herewith, or any other act or omission of Purchaser (or any of its Affiliates) in connection with the transactions contemplated by this Agreement; it being understood that in no event shall Purchaser have any liability in connection with this Agreement in excess of the Earnest Money Amount. If the Closing is not consummated for any reason or reasons other than the sole reason of Purchaser's material default under this Agreement, the Earnest Money Amount shall be immediately returned to Purchaser upon its written request to the Escrow Agent plus payment of Transaction Expenses as provided in Section 8.2(d). "SCHEDULING ORDER" for the purposes of this Agreement shall mean an order of the Court scheduling a hearing on a motion regarding approval of this Agreement, the approval of the sale of the Purchased Assets pursuant to bidding procedures consistent with Section 7.7 of this Agreement and assignment and assumption of executory contracts and unexpired leases pursuant to this Agreement, approving the Transaction Fee described in Section 7.7 of this Agreement and in the form annexed hereto as Exhibit B.1 hereto, or in a form that is otherwise satisfactory to the Purchaser.

               (b) At the Closing, a portion of the Purchase Price equal to One Million U.S. Dollars (US$1,000,000.00) (the "INDEMNIFICATION ESCROW AMOUNT") shall be deposited with the Escrow Agent to be maintained by the Escrow Agent and administered and payable in accordance with the Escrow Agreement. Such deposit shall be made by the Escrow Agent continuing to hold the Earnest Money Amount (and all interest earned thereon) and by Purchaser paying a portion of the Purchase Price equal to the difference between the Indemnification Escrow Amount and the Earnest Money Amount (and the interest earned thereon) to the Escrow Agent. As provided in the Escrow Agreement, the Indemnification Escrow Amount, together with interest earned thereon, shall be payable to the Purchaser in respect of Seller's indemnification obligations to the Purchaser; the Indemnification Escrow Amount (minus any amounts previously paid or distributed out of such escrow or amounts which are the subject of pending claims), together with interest earned thereon, will be distributed to Seller twelve (12) months after the Closing Date; and amounts which are the subject of pending claims will be distributed in accordance with the resolution of such claims.

          3.3. TIME AND PLACE OF THE CLOSING. The transactions contemplated by this Agreement shall be consummated (the "CLOSING") at 2:00 p.m. at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 on (a) the later of January 23, 2001 or the first business day after the Sale Order becomes a Final Order; or (b) such other date as the parties mutually agree upon; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article VI shall not be satisfied or waived, subject, however, to the provisions of Article VIII. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "CLOSING DATE". For purposes of this Agreement, a "FINAL ORDER" means a valid and enforceable order or judgment of the Court having jurisdiction over the bankruptcy case known as In Re Allied Products Corporation, Case No 00B28798 as entered on the docket of the Court which, not having been reversed, modified, amended, or stayed and the time for seeking review of which by way of appeal, petition for certiorari, motion for reargument and rehearing or other review having expired, and as to which no appeal, petition for certiorari, motion for reargument and rehearing or other review is pending, has become conclusive of all matters adjudicated thereby and is in full force and effect.

          3.4. MANNER OF PAYMENT OF THE PURCHASE PRICE. At the Closing, Purchaser shall (a) assume or pay, as the case may be, the Assumed Liabilities,
(b) deposit the difference between the Indemnification Escrow Amount and the Earnest Money Amount with the Escrow Agent as provided in Section 3.2(b), and
(c) pay the remaining amount of the Purchase Price by wire transfer of immediately available funds to Seller's account, which Seller shall designate by written notice delivered to Purchaser not later than three (3) days prior to the Closing Date.

          3.5. CLOSING DELIVERIES. At the Closing, the parties shall execute and deliver the agreements, instruments and certificates, and take the actions, described on SCHEDULE 3.5 hereto and otherwise set forth in this Agreement. All documents to be delivered by a party pursuant to this Agreement shall be in form and substance reasonably satisfactory to the other party.

          3.6. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). The Purchaser and Seller shall use reasonable efforts to agree on an allocation of the Purchase Price to the Purchased Assets as soon as possible after the Closing Date, provided that the allocation to the Chicago Facility (as herein defined) shall be made on or prior to the Closing Date. Should the parties fail to agree within five (5) days after Closing, such allocation shall be determined by an appraiser appointed by the Purchaser and reasonably acceptable to Seller. The fees of such appraiser shall be paid by the Purchaser. Notwithstanding such allocation, the transactions set forth herein are indivisible.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          4.1. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that:

               (a) Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

               (b) Purchaser has full corporate power and authority to enter into and perform this Agreement and all documents and instruments to be executed by Purchaser pursuant to this Agreement ("PURCHASER'S ANCILLARY DOCUMENTS"). The execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, and the performance by Purchaser of all of its obligations hereunder and thereunder, have been duly authorized and approved prior to the date hereof by all necessary corporate or other requisite action, as the case may be. This Agreement has been, and Purchaser's Ancillary Documents, will be duly executed and delivered by duly authorized officers of Purchaser.

               (c) This Agreement constitutes, and Purchaser's Ancillary Documents will constitute, valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

               (d) Except for the Court's entry of the Sale Order (as defined herein), no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement.

               (e) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

               (f) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

               (g) With the exception of Arthur Andersen, LLP, working solely on behalf of Seller, Purchaser has not dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

               (h) Purchaser will, at the time of Closing, have sufficient funds to consummate the transactions contemplated by this Agreement.

               (i) Prior to the date hereof, Purchaser or IHI inspected the Purchased Assets.

          4.2. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that, except as set forth on SCHEDULE 4.2 delivered by Seller to Purchaser concurrently herewith and attached hereto (the "DISCLOSURE SCHEDULE"):

               (a) Seller is a corporation duly organized and existing under the laws of the State of Delaware. Except for the Court's entry of the Sale Order, Seller has full power and authority to enter into and perform this Agreement and all documents, agreements and instruments to be executed by Seller pursuant to or in connection with this Agreement (collectively, "SELLER'S ANCILLARY DOCUMENTS"). The execution and delivery by Seller of this Agreement and Seller's Ancillary Agreements, and the performance by Seller of all of its obligations hereunder and thereunder, have been duly authorized and approved prior to the date hereof by all necessary corporate or other requisite action, except for the Court's entry of the Sale Order. This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller.

               (b) This Agreement constitutes, and Seller's Ancillary Documents will constitute, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except to the extent that enforcement may be affected by the availability of injunctive relief, specific performance and equitable remedies).

               (c) Except for the Court's entry of the Sale Order and the consents and releases set forth on SCHEDULE 4.2 (the "CONSENTS") and subject to the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT ACT"), no consent, release, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Ancillary Documents. Except for the Court's entry of the Sale Order and the Consents and subject to the expiration or termination of all applicable waiting periods under the Hart-Scott Act, neither the execution and delivery by Seller of this Agreement and Seller's Ancillary Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation, By-Laws, any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award or any agreement, instrument, permit or authorization held by Seller or included within the Purchased Assets, in each case to which Seller is subject or by which Seller is bound, which conflict or breach is reasonably likely to have a material adverse effect on the Business, the Purchased Assets, the transactions contemplated by this Agreement, or completion of GM Presses 3 and 4 (as herein defined) as contemplated by the GM purchase order in effect on October 1, 2000 (the "ORIGINAL GM PURCHASE ORDER").

               (d)  [Intentionally Omitted]

               (e) Seller has good title to and, subject only to the Court's entry of the Sale Order and receipt of the Consents, the power to sell the Purchased Assets, free and clear of any Claims, as set forth in the title insurance policy, referred to in Section 6.2 (j) on the Closing Date.

               (f) There are (i) no licenses or other agreements used by Seller (or authorizing Seller or granting Seller rights) in the sale of, in the ordinary course of business, any inventory or other assets included in the Purchased Assets, and (ii) no material permits or governmental approvals used in the operation of the Business or relating to the real property described on
SCHEDULE 4.2. SCHEDULE 4.2 correctly and completely lists all equipment leases and other leases or agreements used in the operation of the Business or relating to the real property described on SCHEDULE 4.2 ("MATERIAL CONTRACTS"); and, except for items shown in open purchase orders (complete and correct copies of all of which have been made available to Purchaser or IHI (as herein defined)), all Material Contracts are included in the Purchased Assets. Complete and accurate copies of all Material Contracts have previously been delivered to Purchaser or IHI. SCHEDULE 4.2 also correctly and completely lists (x) all Inventory (as defined herein) and the number of items in each category of such Inventory and (y) all Equipment (as defined herein) used in the operation of the Business or relating to the real property described on SCHEDULE 4.2. All such Inventory and Equipment are included in the Purchased Assets. The Purchased Assets listed on SCHEDULE 1.2 include all raw materials, work in process, spare parts and other Inventory on hand on the date of the inspection referred to in
Section 4.1(i). All work in process inventory of the presses covered by Contract Nos. WHS 14585 and WHS 14586 between General Motors Corporation ("GM") and Seller ("GM PRESSES 3 AND 4"), is in materially the same condition as on the date of such inspection. "ORDINARY COURSE OF BUSINESS", "OPERATION OF THE BUSINESS" and similar phrases, shall mean, for the purposes of this Agreement, the Business as historically conducted in the ordinary course by Seller.

               (g) Except as set forth in Schedules filed with the Court, (i) there is no litigation or proceeding, in law or in equity, pending against Seller with respect to the Business or the Purchased Assets and there are no proceedings or governmental investigations before any commission or other administrative authority, pending against or, to Seller's Knowledge, affecting Seller with respect to the Business, and (ii) to Seller's Knowledge, there is no claim, litigation or proceeding (in law or equity), or governmental proceeding or investigation anticipated or threatened against Seller with respect to products liability matters involving Seller or its products. As used in this Agreement, "KNOWLEDGE" the case of Seller, shall mean actual knowledge of Richard A. Drexler, Mark C. Standefer, Charles W. Lunger, and John J. Hinnendael, Jr. without any duty of investigation.

               (h) All Seller Intellectual Property (as defined in Schedule 1.2) which Seller owned or had a right to use on October 2, 2000 or which was then used or held for use with respect to the Business is included in the Purchased Assets. To Seller's Knowledge (as herein defined) SCHEDULE 4.2 includes an identification of all of following items of the Seller Intellectual
Property: (i) all trademarks, service marks, logos, trade names, domain names, corporate names, trade dress and the like, whether registered or common law, and including, without limitation, the name and mark "Verson," and all U.S. and foreign registrations and applications to register any such rights, (ii) all copyrights and all U.S. and foreign registrations of and applications to register and renewals of copyrights, (iii) all foreign and U.S. patents, patent applications and similar rights of any kind (including letters, design and plant patents and design works), (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all computer software and databases (including data and related documentation) and all registrations and applications to register same, and (vi) all other registrations or applications for any other intellectual property or proprietary rights. Seller is the owner of the "Verson" trademark in the

United States, and, to Seller's Knowledge, Seller is the owner of all other Seller Intellectual Property or is duly licensed to use the Seller Intellectual Property pursuant to the license agreements identified in SCHEDULE 4.2. Except pursuant to license agreements identified in SCHEDULE 4.2 as licenses to third parties, Seller has not assigned, granted or transferred to any person or entity any right under any of the Seller Intellectual Property. Except for the license agreements identified in SCHEDULE 4.2, there is no agreement, contract, judgment, decree or order limiting, restricting or affecting the use or exploitation of the Seller Intellectual Property. Except as set forth on
SCHEDULE 4.2, there is no pending or, to Seller's Knowledge, threatened claim, assertion or contention, (i) that any of the Seller Intellectual Property is invalid or is not in full force and effect, (ii) that any of the Seller Intellectual Property or the use or exploitation thereof infringes, misappropriates or violates any intellectual property, contract or other right of any other person or entity, or (iii) that Seller is not the owner of, or is not licensed to use (in the manner used in the ordinary course of business by Seller), the Seller Intellectual Property.

               (i) Seller has not dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other.

               (j)  [Intentionally Omitted]

               (k) The Seller's facilities in Chicago, Illinois are legally described on SCHEDULE 4.2 and such facilities (with an address of 1355 East 93rd Street, Chicago, Illinois), including all assets and interests and appurtenances which are comprised of or constitute part of real property, land, buildings, structures and improvements and all related facilities located at such address, including easements, rights-of-way, options to purchase and the like are referred to herein as the "CHICAGO FACILITY". Seller holds fee simple title to the Chicago Facility, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record described in
SCHEDULE 4.2. The Chicago Facility is not subject to any leases, tenancies, or any other rights of access or occupancy or any other similar rights, except for rights under the Sprintcom, Inc. agreement referred in SCHEDULE 1.2(E). There are no pending or, to the Seller's Knowledge, threatened condemnation or eminent domain proceedings or assessments affecting the Chicago Facility.

               (l) "ENVIRONMENTAL LAWS" shall mean all present federal, state and local laws, statutes, ordinances, rules, regulations, orders, policies and determinations of any governmental authority, pertaining to health, protection of the environment, natural resources, conservation, wildlife, waste management, regulation of activities involving Hazardous Materials, particulate emissions and pollution, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9061(2)(D), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act , 33 U.S.C.
Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended, and any state or local counterpart of each such statute or regulation. "HAZARDOUS MATERIAL" shall mean anything defined as a "hazardous substance", "hazardous material," "hazardous waste," "pollutant," "contaminant," "toxic substance" or other similar item in any Environmental Law, and shall include, without limitation, asbestos, asbestos-related and asbestos-containing products or materials, chlorofluorocarbons, oils or petroleum-derived compounds, and polychlorinated biphenyls.

To the Knowledge of Seller:

               (i) The operations and activities of Seller with respect to the Business and the Chicago Facility have at all times complied in all material respects with all applicable Environmental Laws (as defined herein).

               (ii) The Chicago Facility has not been used by Seller for the generation, manufacture, refining, treatment, storage or disposal of any Hazardous Materials (as defined herein) in violation of any Environmental Laws.

               (iii) No Hazardous Materials are or have been emitted, discharged or released from the Chicago Facility, directly or indirectly, into the atmosphere or any body of surface water, the soil or the groundwater in violation of any Environmental Law during the period of ownership by Seller.

               (iv) No permits, licenses, or authorizations used pursuant to the Environmental Laws are required for the occupancy of the Chicago Facility, by Seller or Purchaser, or the operation of the Business.

               (m) (1) SCHEDULE 4.2(m) contains a true and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is now, or during the last five years has been, maintained, contributed to, or required to be contributed to, for the benefit of any Employee ("PLAN"), and each management, employment, severance or consulting agreement or contract between Seller and any Employee ("EMPLOYEE AGREEMENT"). No Plan has been terminated with respect to which there is any remaining liability to Seller. "EMPLOYEE" means any current or former employee, officer, independent contractor, agent or consultant working for Seller in the Business.

               (i) Seller shall have provided to Purchaser, prior to the Closing, true and complete copies of all documents, if any, embodying each Plan and Employee Agreement, including all amendments thereto and written interpretations thereof; the three most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Plan required under ERISA; the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA; the most recent favorable determination letter from the IRS, if applicable, with respect to each Plan; and all material communications, if any, to any Employee relating to each Plan.

               (ii) Each Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser or any of its Affiliates or creation of any lien on the Purchased Assets. No action or failure to act with respect to any Plan could subject Purchaser or any of its Affiliates to any tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA, the Code or any other applicable law, whether by way of indemnity or otherwise. With respect to any Plan that is a defined benefit plan, neither Seller nor any trade or business, whether or not incorporated, that is, along with Seller, a member of a controlled group of corporations, a controlled group of trades or businesses, or an affiliated service group as described in section 414(b), (c), or (m) of the Code or that is required to be aggregated with the Seller under section 414(o) of the Code (an "ERISA AFFILIATE") has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") as a result of the voluntary or involuntary termination of any pension plan subject to Title IV of ERISA; there is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any pension plan subject to Title IV of ERISA maintained or funded, in whole or in part, by Seller or any ERISA Affiliate; and neither Seller nor any ERISA Affiliate has made a complete or partial withdrawal from a multiemployer plan, within the meaning of section 3(37) of ERISA, resulting in any withdrawal liability, as defined in Section 4201 of ERISA. No lien has been attached and neither the PBGC nor the Internal Revenue Service has threatened to attach a lien on any assets of Seller or any ERISA Affiliate as a result of any failure to comply with the Code or the Treasury regulations thereunder or ERISA, nor has any action taken place with respect to any pension plan subject to Title IV of ERISA that could reasonably be expected to give rise to any lien on the Purchased Assets.

               (iii) Each "group health plan" within the meaning of Section 4980B(g)(2) of the Code maintained by Seller or any ERISA Affiliate, has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth at Section 4980B of the Code and any regulations promulgated or proposed thereunder. Seller has delivered to Purchaser records that set forth for each M&A qualified beneficiary (as defined in Proposed Regulation Section 54.4980B-9 Q&A-4(a)) the identity, mailing address, commencement and termination date of COBRA eligibility, reason for COBRA coverage and such other information reasonably required by Purchaser.

               (iv) Seller (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, except where the failure to be in compliance would not, singly or in the aggregate, have a material adverse effect on such Seller, its financial condition or business; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security or other benefits for Employees.

               (n)  Except for the representations and warranties given in this
Section 4.2, no representation or warranty, express or implied, has been made by or on behalf of Seller with respect to the condition of the Purchased Assets or the present or future suitability thereof for any intended use by Purchaser. Seller does not warrant that the Purchased Assets are free from latent defects. Seller makes no warranty, express or implied, regarding the commercial suitability of the Purchased Assets for Purchaser's intended use.

                                   ARTICLE V

                          CONDUCT PRIOR TO THE CLOSING

          5.1. GENERAL. The parties acknowledge that Seller's performance hereunder is subject to its receiving continuing financing for its operations; Seller's non-performance due to non-funding shall not constitute a breach by Seller, but shall entitle Purchaser to terminate this Agreement as provided in
Article VIII; provided however that Seller shall in any event perform its obligations under Section 5.1(c) and Seller's non-performance of its obligations under such Section due to non-funding or any other reason shall constitute a breach by Seller. Between the date hereof and the Closing Date:

               (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders full access to all of the properties, books, contracts, documents, records and personnel of Seller pertaining to the Business and shall furnish to Purchaser such available information as Purchaser may at any time and from time to time reasonably request. Without limiting the generality of the foregoing, Seller shall permit Purchaser to meet with any of its employees, agents, customers and suppliers. Seller shall permit Purchaser to perform such other due diligence with respect to the Business and the Purchased Assets as shall be necessary and appropriate in Purchaser's judgment, and shall use best efforts to assist and cooperate with Purchaser in all phases of its due diligence investigation. In addition, Seller shall give to Purchaser's employees and agents access, at all times, to all or any portion of the Chicago Facility, including, without limitation, access for the purpose of providing security.

               (b) Seller shall use its reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the Consents.

               (c) Seller shall provide adequate utilities to safeguard and preserve the current condition of the Chicago Facility and other Purchased Assets.

               (d) Seller shall not without the prior written consent of Purchaser (i) sell, transfer, or otherwise dispose of any Purchased Assets or any interest therein, (ii) waive any material rights included in the Purchased Assets, (iii) terminate, amend or modify any agreement, license, contract, instrument or governmental permit or approval used in the Business and to be assigned to Purchaser pursuant to this Agreement or (iv) take, or omit to take, any other action, which action or omission could reasonably be expected to impair the value of the Purchased Assets.

               (e) Without implication that such laws apply to the transactions contemplated hereby, Seller and Purchaser shall not comply with the laws of any State relating to bulk-sales.

               (f) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

          5.2. HART-SCOTT ACT. Forthwith upon execution and delivery of this Agreement, Purchaser and Seller shall prepare (or cause their respective Affiliates to prepare) all pre-sale notification forms necessary under the Hart-Scott Act together with any necessary exhibits thereto. No later than January 2, 2001, Purchaser and Seller shall file (or cause their respective Affiliates to file) such forms with exhibits with the Federal Trade Commission and the Department of Justice. Each party shall use (or cause its respective Affiliates to use) commercially reasonable efforts to cause the waiting period under the Hart-Scott Act to expire as promptly as possible, including requesting early termination, promptly furnishing such additional materials or information as shall be requested in connection therewith, promptly responding to all inquiries and using all commercially reasonable efforts to overcome any objections which may be raised by the Federal Trade Commission or the Department of Justice.

                                   ARTICLE VI

                    CONDITIONS TO CLOSING; EFFECT OF CLOSING

          6.1. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article VIII:

               (a) Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made as of the Closing Date;

               (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby was consummated) shall have been performed and all items listed on SCHEDULE 3.5(2) shall have been delivered;

               (c) No action or proceeding before any court, government body, or other tribunal shall have been commenced or threatened wherein an unfavorable judgment, decree or order would (i) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (ii) declare unlawful any of the transactions contemplated by this Agreement, or (iii) cause any of such transactions to be rescinded;

               (d) All necessary pre-sale notification filings required under the Hart-Scott Act shall have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting periods (and any extensions thereof) shall have expired or been terminated; and

               (e) Seller shall have received evidence that GM has released Seller from its obligations under contracts to provide GM Presses 3 and 4 and that GM has waived its right to any additional claims against Seller's bankruptcy estate with respect to GM Presses 3 and 4.

               (f)  The Sale Order shall have been entered by the Court.

          6.2. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article VIII:

               (a) Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date;

               (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed and all items listed on SCHEDULE 3.5(1) shall have been delivered;

               (c) No action or proceeding before any court, government body, or other tribunal shall have been commenced or threatened wherein an unfavorable judgment, decree or order would (i) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement, (iii) cause such transactions to be rescinded, or (iv) materially affect the right of Purchaser to own, operate or control the Purchased Assets or occupy the Chicago Facility;

               (d)  [ Intentionally Omitted ]

               (e) Purchaser shall have received evidence that GM and Ishikawajima-Harima Heavy Industries Co., Ltd., ("IHI") or an Affiliate of IHI have entered into a binding agreement (the "NEW GM PURCHASE ORDER") which covers
(i) the completion of GM Presses 3 and 4 and (ii) GM's acknowledgement of the cancellation of the agreement between Seller and GM relating to GM Presses 3 and 4 and GM's purchase of such Presses from IHI or an entity jointly owned by Affiliates of Enprotech and IHI; provided that such evidence and agreement shall be satisfactory to Purchaser in its sole discretion (as used in this Agreement, the term "AFFILIATE" shall mean any person or entity which controls a party to this Agreement, which is controlled by a party to this Agreement, or which is under common control with that party and "CONTROL" means ownership of a twenty five (25)% voting or equity interest);

               (f)  [ Intentionally Omitted ];

               (g) Seller shall have served the Scheduling Order as required therein within the time frame required by the Scheduling Order and on all persons required therein;

               (h)  [ Intentionally Omitted]

               (i) All necessary pre-sale notification filings required under the Hart-Scott Act shall have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting periods (and any extensions thereof) shall have expired or been terminated;

               (j) Title insurance policies with respect to the Chicago Facility, as described in Schedule 3.5 (1) (e), shall have been issued to Purchaser or its assignee upon Seller's payment of customary premiums therefor;

               (k) (i) Purchaser shall have received from Roy F. Weston a Phase I environmental assessment of that portion of the Chicago Facility formerly known as the Burnside Steel foundry consisting of approximately seven (7) acres and more particularly shown on the survey of the Chicago Facility delivered to Purchaser (the "BURNSIDE STEEL PROPERTY"), such assessment to be conducted in accordance with the applicable requirements of ASTM Standard Practice E1527-97, and (ii) either (x) such assessment shall not disclose any actual or potential violation of Environmental Law or other condition for which following the Closing Date Purchaser could have any liability in excess of one hundred thousand U.S. Dollars (US$100,000) and shall not recommend any further environmental investigation or any remediation the cost of which could reasonably expected to be in excess of one hundred thousand U.S. Dollars (US$100,000) or (y) if such assessment does not meet the requirements of the above clause (x), so long as the Burnside Steel Property may be excluded from the definition of the Chicago Facility (and therefore the Purchased Assets) without materially adversely affecting Purchaser's right to use and occupy the Chicago Facility, then Purchaser shall elect either to exclude the Burnside Steel Property from the Purchase Assets whereupon purchase price will be reduced by thirty thousand U.S. Dollars (US$30,000), as provided in Section 3.1, or to waive such election.

               (l) Seller and Purchaser shall have obtained an order (the "SALE ORDER") of the Court authorizing (i) the sale of assets under this Asset Purchase Agreement pursuant to Sections 363 (b), (f), (l) and (m) of the Bankruptcy Code, (ii) cancellation of the agreement between Seller and GM related to GM Presses 3 and 4 by consent of the parties as contemplated by
Section 6.2(e), and (iii) the assumption and assignment of any leases or executory contracts included within the Purchased Assets, pursuant to Section 365 of the Bankruptcy Code (with all defaults required to be cured for assumption and assignment of such leases or executory contracts pursuant to
Section 365 of the Bankruptcy Code being cured by Seller) and otherwise in the form of Exhibit B.2 (with such other changes or provisions therein as shall be acceptable to the Purchaser in its discretion); and the Sale Order shall have become a Final Order; and

               (m) Since the date of this Agreement, there shall not have occurred any change in the physical condition of the Purchased Assets, including without limitation any damage or destruction to, or inaccessibility of, such assets, which change has a material adverse effect on Purchaser's ability to conduct or operate the Business or to complete the manufacture of GM Presses 3 and 4 in accordance with the terms of the Original GM Purchase Order, in substantially the same condition required to be delivered under the Original GM Purchase Order.

          6.3. EFFECT OF CLOSING. Upon the consummation of the Closing, Purchaser acknowledges that its acceptance of the Purchased Assets is on an "as is" "where is" basis.

                                  ARTICLE VII

                                OTHER AGREEMENTS

          7.1. INSPECTION OF RECORDS. Purchaser shall retain and make the books and records included within the Purchased Assets (which are in its possession or reasonably available to it), available for inspection by Seller, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a three (3) year period after the Closing Date.

          7.2. DISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION. As a further inducement for Purchaser to enter into this Agreement, Seller agrees that for a period of five (5) years after the Closing Date.

               (a) Seller shall hold in strictest confidence, and shall not, without the prior written approval of Purchaser, use for its own benefit or the benefit of any party other than Purchaser or disclose to any person, firm or corporation other than Purchaser (other than as required by law) any information of any kind relating to the Business, except such information as was publicly available prior to the Closing Date. Upon and after the Closing, Seller shall cease to use and shall not license any third party to use the Trademarks (including without limitation "Verson"), or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks. Notwithstanding anything to the contrary herein contained, Seller shall not be prohibited from using information relating to the Business in the course of litigation brought by Seller after the Closing Date and relating to the operations of the Business prior to the Closing Date.

               (b) Neither Seller nor any of its Affiliates will directly or indirectly, on its own account or for the account of any other person, firm, corporation or other business entity (i) engage in the Business; (ii) acquire or possess control of, or manage or operate, any other such person or entity engaged in the Business; or (iii) invest in, own, operate, manage, or participate in the ownership, operation or management of or render management services to any other such person or entity engaged in the Business.

               (c) Seller will not directly or indirectly encourage any person listed on SCHEDULE 6.2(e) or any other employee, consultant, or other service provider of the Purchaser or any of its Affiliates not to enter the employ of or, to terminate his or her relationship with, the Purchaser or such Affiliate, nor will Seller solicit the employment of, or hire, any person who shall then be, or in the prior twelve months shall have been, an employee, consultant or service provider of the Purchaser.

          7.3. INJUNCTIVE RELIEF. Seller specifically recognizes that any breach of Section 7.2 shall cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller agrees that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Seller and Purchaser recognize that the time limitation in
Section 7.2 is reasonable and properly required for the protection of Purchaser and in the event that such limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees and submits to the imposition of such limitation as said court shall deem reasonable.

          7.4. TEMPORARY USE AND OCCUPANCY. (a) Effective as of the Closing and for thirty (30) business days thereafter, Seller will take all steps necessary, at no expense to Purchaser, to provide Purchaser access to any other facility not leased or owned by Purchaser after the Closing Date where any Purchased Assets are located in order for Purchaser to prepare for the removal of such assets and to remove such assets. Seller will cooperate with Purchaser in connection with such access and removal, and Seller will not permit any landlord of any such leased facilities to interfere with such access or removal.

               (b) Effective as of the Closing and for thirty (30) business days thereafter, Purchaser will provide access to office space in the Chicago Facility during normal business hours for use by executive, legal, financial, tax, accounting, human resources and administrative personnel of Seller, provided that (i) such access shall not interfere with Purchaser's use of the Chicago Facility; (ii) Seller shall reimburse Purchaser for costs or expenses in connection with such access; and (iii) Seller shall be fully responsible for any losses incurred by Purchaser in connection with such access.

          7.5. SURVIVAL. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or any agreement delivered in connection herewith shall not survive the Closing Date, except as provided in Sections 7.1, 7.2, 7.4, 7.8 and 9.11 (the "CONTINUING COVENANTS") and Article VIII and which shall not merge into any instrument of conveyance.

          7.6. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. It is expressly understood by the parties to this Agreement that nothing contained in this Agreement shall be construed to require Purchaser to (i) hire any Employee; (ii) assume any collective bargaining agreement with the union referred to in Section 8.3 or any liability that arises therefrom; or (iii) continue or maintain in effect, or assume any liability in respect of any employee pension, welfare, fringe benefit, or any other benefit plans or arrangement or other agreements to which Seller is a party or has any responsibility therefor.

          7.7. HIGHER PRICE. At any time prior to the Court's entry of the Sale Order, Seller, without any further liability to Purchaser (except as provided in this Agreement), but subject to the approval of the Court, may agree to sell all or substantially all the Purchased Assets to a bona fide third party purchaser, but only for an amount in excess of the sum of the Purchase Price plus Seven Hundred and Fifty Thousand US Dollars (US$750,000.00), and only provided such sale is made under the following terms and conditions:

               (a) any offer for the Purchased Assets made by a bona fide third party purchaser (a "COMPETING OFFER") shall include evidence, satisfactory to the Court, of such third party purchaser's financial ability to close a purchase of the Purchased Assets;

               (b) any Competing Offer shall be for substantially all of the Purchased Assets and shall include all of the material terms of this Agreement (including, without limitation, a requirement for the posting of an earnest money deposit in the amount of the Earnest Money Amount no later than the date Competing Offer is made) and no other material terms;

               (c) the amount of the Competing Offer shall be payable in cash at a closing to take place not more than eleven (11) calendar days after the Court's order approving the Competing Offer has been docketed by the clerk of the Court; and

               (d) concurrent with the consummation of the transactions contemplated by such Competing Offer, Seller shall pay Purchaser an amount in immediately available funds equal to all of Purchaser's, IHI's and their Affiliates' out-of-pocket expenses (including, without limitation, the reasonable legal fees and expenses of RubinBaum LLP, counsel to Purchaser, Arent Fox Kintner Plotkin & Kahn, PLLC, counsel to IHI or other consultants) incurred in connection with the transactions contemplated by this Agreement, including without limitation due diligence with respect to, and negotiation and preparation of agreements referred to in this Agreement and other documents prepared in connection with, such transactions, (ii) filing fees paid to governmental agencies for filings necessitated as part of the transactions contemplated by this Agreement, and (iii) monies advanced with the consent of the Seller to preserve or maintain the value of the Purchased Assets (the "Transaction Expenses"), provided that (x) such Transaction Expenses shall not exceed Five Hundred Thousand US Dollars (US$500,000.00), and (y) if such Transaction Expenses are not paid concurrently with the consummation of the transactions contemplated by such Competing Offer, an amount equal to the Transaction Expenses incurred by Purchaser, IHI and their Affiliates shall be set aside from the proceeds of such transactions and held in a segregated account until payment of Transaction Expenses either has been agreed to as provided in the Scheduling Order or has been authorized by the Court, whereupon Transaction Expenses shall be paid as so agreed or authorized.

If the Competing Offer is made meeting the above conditions, Purchaser and any other bona fide third party purchaser shall be able to make new offers for the Purchased Assets for amounts in excess of the sum of the immediately preceding Competing Offer plus Two Hundred and Fifty Thousand US Dollars (US$250,000.00) subject to the terms and conditions of (a), (b) and (c) of this Section 7.7. Seller shall immediately notify Purchaser in writing upon becoming aware of any Competing Offer or any other expression of interest in the Purchased Assets by a third party.

          7.8. FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby

                                  ARTICLE VIII

                         EFFECT OF TERMINATION; REMEDIES

          8.1. RIGHT TO TERMINATE. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 9.2:

               (a)  by the mutual written consent of Purchaser and Seller;

               (b) by Purchaser if (i) the Sale Order shall not have been entered by the Court by January 11, 2001; (ii) at any time beginning January 26, 2001 if the Closing has not occurred by such date; or (iii) at any time, if there is no commercially realistic possibility that a Closing condition contained in Section 6.2 can be met prior to January 26, 2001 (it being understood that if the action of a non-party is required for a Closing condition to be satisfied and such non-party indicates in writing that it will not take or be able to take such action, such refusal or inability shall mean that there is no realistic possibility of such Closing condition being met); or

               (c) by Seller at any time beginning January 26, 2001 if the Closing has not occurred by such date; or

               (d)  as provided in Article VI or Section 8.2(a).

          8.2. REMEDIES. If there shall occur a material breach of this Agreement, the non-breaching party shall have the following (and only the following) rights and remedies:

               (a)  the non-breaching party may terminate this Agreement; and,

in addition,

               (b) if Purchaser is the breaching party, Seller shall be entitled to receive, and shall be limited to recovery of, the Earnest Money Amount from the Escrow Agent (which the parties agree shall be liquidated damages); or

               (c) if Seller is the breaching party, Purchaser shall be entitled to receive the Earnest Money Amount plus payment by Seller to Purchaser of all Transaction Expenses and to assert such legal or equitable claims (including without limitation claims for specific performance and damages) and causes of action as it may deem appropriate against Seller or its Chapter 11 estate (or Chapter 7 estate, if applicable), which shall be entitled to priority in payment as an administrative expense pursuant to Sections 503 and 507(a)(1) of the Bankruptcy Code; and

               (d) if this Agreement is terminated for any reason other than a material breach by Purchaser, then (to the extent not otherwise paid to Purchaser under this Agreement) Purchaser shall be paid by Seller an amount equal to the aggregate amount of the Transaction Expenses as a priority in payment as an administrative expense pursuant to Sections 503 and 507(a)(1) of the Bankruptcy Code.

          8.3. INDEMNIFICATION. (a) Seller agrees to indemnify and to hold Purchaser harmless from and against and in respect of any losses incurred by Purchaser or any Affiliate of Purchaser from: (i) any damage or deficiency resulting (A) from any material misrepresentation or breach of warranty pursuant to Section 4.2(m), (B) from any material misrepresentation in or omission from any schedule, certificate or other instrument furnished or to be furnished by Seller to Purchaser pursuant to Section 4.2(m), or (C) non-fulfillment of any Continuing Covenant on the part of Seller under this Agreement; (ii) any Excluded Liabilities; (iii) all claims, obligations, or liabilities relating to any pension, welfare, fringe benefit or any other benefit plan, agreement, policy or arrangement of Seller or any Affiliate, whether by an Employee, the PBGC, the Internal Revenue Service, the Department of Labor, the International Union, United Automobile,

Aerospace and Agricultural Implement Workers of America and its Local No. 2006 or any union related fund or pension plan or trust or any other person or entity, whether arising under the collective bargaining agreements, plan documents, trust agreements by statute or otherwise; (iv) all claims, obligations, or liabilities relating to the employment or termination of employment of any employee or former employee or other person providing services to the Seller or any of its Affiliates, including, without limitation, claims for wages, bonuses, commissions, severance, wrongful discharge, continuation health coverage under COBRA, and medical, welfare and pension benefits payable after retirement or other termination of employment, and (v) except as otherwise specifically provided in this Agreement, all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Purchaser or any Affiliate of Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters the Purchaser or any such Affiliate is indemnified against by Seller in this Agreement.

               (b) Purchaser shall give prompt written notice to Seller of any claim against Purchaser or any of its Affiliates which might give rise to a claim by Purchaser against Seller based upon any indemnity contained herein. The notice shall set forth in reasonable detail the nature and basis of the claim and the actual or estimated amount thereof. Subject to the provisions of Section 8.3(c) hereof, in the event any action, suit or proceeding is brought against Purchaser or any of its Affiliates with respect to which Seller may have liability under any indemnity contained herein, Seller shall have the right if it so elects by notice to Purchaser within 10 business days of receipt of notice referred to in the second sentence of this Section, at its sole cost and expense, to defend such action in the name and on behalf of the indemnified party, provided that such notice to Purchaser shall be accompanied by proof reasonably acceptable to Purchaser of due appointment of legal counsel authorized to act in such matter under the Bankruptcy Code and the rules thereunder. In connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding. The indemnified person shall have the right to participate, at its own expense and with counsel of its choosing, in the defense of any claim against which it is indemnified hereunder and it shall be kept fully informed with respect thereto. If Seller shall not elect to assume the defense or thereafter vigorously defend such claim, Purchaser shall be entitled to assume the defense and/or settlement thereof with counsel of its choosing and the expenses of such defense an/or settlement incurred by Purchaser may be paid as incurred out of the Indemnification Escrow Amount. If Seller assumed the defense, the indemnified person hereunder shall give Seller notice of any proposed settlement of any claim which might give rise to liability of Seller under any indemnity contained herein. If Seller has not objected to such settlement within 10 days of receipt of such notice, the indemnified person may make such settlement. If Seller has objected to such settlement within 10 days of such notice, the indemnified person shall not make such settlement without the prior written consent of Seller, which consent shall not be unreasonably withheld.

               (c) Purchaser hereby agrees that Purchaser's right to make any claims or obtain recourse or redress against Seller pursuant to the provisions of this Section 8.3 is and shall be subject to the following limitations:

               (i) Purchaser shall be entitled to indemnity from Seller only for those claims made as to which Purchaser has given Seller written notice thereof before the date which is twelve (12) months after the Closing Date;

               (ii) In no event shall the obligation of Seller to indemnify Purchaser hereunder with respect to any claims exceed the Indemnification Escrow Amount, and the Indemnification Escrow Amount shall be the sole source of payment for such claims; and

               (iii) In addition, Seller shall not have any liability to Purchaser with respect to any matter for which Seller has indemnified Purchaser under Section 8.3(a) until the amounts to which Purchaser would otherwise have been entitled pursuant to Section 8.3(a)(i) (other than in respect of a breach of a Continuing Covenant) shall exceed the threshold amount of Two Hundred Thousand U.S. Dollars (US$200,000.00), and Seller shall thereafter be liable for such threshold amount and the excess over such threshold amount; and

               (iv) Purchaser shall not be entitled to recover under this
Section 8.3 with respect to title to the Chicago Facility.

                                   ARTICLE IX

                                  MISCELLANEOUS

          9.1. PUBLICITY. Except as otherwise required by law or in connection with Seller's bankruptcy filing with the Court and the publication of requisite notices of sale in national and regional publications in connection with the sale of the Purchased Assets in the bankruptcy proceeding, press releases concerning this transaction shall be made only with the prior agreement of Seller and Purchaser.

          9.2. NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

                           If to Seller,
                           addressed to:

                           Allied Products Corporation
                           1355 E. 93rd Street
                           Chicago, Illinois  60619
                           Attention:  Mr. Richard A. Drexler
                           Telecopier:  (773) 933-8221
                           with a copy to:

                           Altheimer & Gray
                           10 South Wacker Drive
                           Chicago, Illinois  60606
                           Attention:  Andrew W. McCune, Esq.
                           Telecopier:  (312) 715-4800

                           If to Purchaser,
                           addressed to:

                           Enprotech Corp.
                           335 Madison Avenue
                           New York, New York  10017
                           Attention: Mr. Mounir G. Rabbat
                           Telecopier:  (212) 818-8212

                           with a copy to:

                           RubinBaum LLP
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attention: Paul A. Gajer, Esq.
                           Telecopier:  (212) 698-7825

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.2.

          9.3. EXPENSES. Except as otherwise provided for herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

          9.4. ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each exhibit and schedule, shall be considered incorporated into this Agreement.

          9.5. APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

          9.6. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.7. ASSIGNABILITY. This Agreement is assignable by Seller only with the prior written consent of Purchaser; it is assignable by Enprotech to such person or persons as Purchaser designates by notice to Seller on or prior to the Closing and upon such assignment and payment of the Purchase Price, Enprotech shall be released from all obligations hereunder.

          9.8. AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

          9.9. REMEDIES CUMULATIVE. Except as otherwise specifically provided herein, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

          9.10. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          9.11. SALES AND TRANSFER TAXES AND FEES. Seller shall pay when due from assets other than the Purchased Assets all sales taxes and/or use taxes, real property transfer taxes and fees and all other taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Purchaser, regardless of whether the liability for such taxes or fees is imposed by law upon Seller or upon Purchaser. To the extent that any such payments are made out of Purchased Assets or to the extent that Purchased Assets or Purchaser remain or become subject to such liabilities, the payment pursuant to Sections
3.1 and 3.4 shall be reduced by a like amount.

          9.12. MULTIPLE COUNTERPARTS. This Agreement may be executed by facsimile, in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.


                                      -22

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         SELLER:


                                         ALLIED PRODUCTS CORPORATION, D.I.P.


                                         By:    Mark C. Standefer
                                                ------------------
                                           Its: Senior Vice President



                                         PURCHASER:


                                         ENPROTECH CORP.


                                         By:     /s/ George A. Ikeda
                                                 -------------------
                                            Its: Senior Vice President


                                      -23